   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 2000

                                             REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                            ------------------------
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                          SILVERSTREAM SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       DELAWARE                                                04-3318325
   (STATE OR OTHER JURISDICTION OF INCORPORATION OR              (I.R.S EMPLOYER IDENTIFICATION NUMBER)
                     ORGANIZATION)

                               TWO FEDERAL STREET
                              BILLERICA, MA 01821
                                 (978) 262-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                DAVID A. LITWACK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          SILVERSTREAM SOFTWARE, INC.
                               TWO FEDERAL STREET
                              BILLERICA, MA 01821
                                 (978) 262-3000
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:
                              JOHN H. CHORY, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                              TEL: (617) 526-6000
                              FAX: (617) 526-5000

    Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [ ] 333-    .
    If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ] 333-    .
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                   AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                   TO BE            OFFERING PRICE         AGGREGATE            AMOUNT OF
     TITLE OF SHARES TO BE REGISTERED            REGISTERED          PER SHARE(1)      OFFERING PRICE(1)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share....       286,373              $29.7813          $8,528,560.22          $2,251.54
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on August 28, 2000.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2000

PROSPECTUS

                               286,373 SHARES OF

[SILVERSTREAM LOGO]
                                  COMMON STOCK

                            ------------------------

This prospectus relates to resales of shares of common stock previously issued by SilverStream Software, Inc. to the former stockholders of certain companies which we acquired.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq National Market under the symbol "SSSW." On August 28, 2000, the closing sale price of our common stock on Nasdaq was $30 per share.

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

THE SEC AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this prospectus is        , 2000

                               TABLE OF CONTENTS

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                                                              ----
PROSPECTUS SUMMARY..........................................    3
THE OFFERING................................................    4
RISK FACTORS................................................    5
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........   12
USE OF PROCEEDS.............................................   13
SELLING STOCKHOLDERS........................................   13
PLAN OF DISTRIBUTION........................................   15
LEGAL MATTERS...............................................   16
EXPERTS.....................................................   16
WHERE YOU CAN FIND MORE INFORMATION.........................   16
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   17

     SilverStream Software's executive offices are located at Two Federal Street, Billerica, Massachusetts 01821, our telephone number is (978) 262-3000 and our Internet address is www.silverstream.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "SilverStream," "we," "us," and "our" refer to SilverStream Software, Inc. and its subsidiaries.

     SilverStream(R) is our registered trademark and SilverStream Application Server, ObjectEra, eObject, xCommerce, jBroker and the SilverStream logo are our trademarks.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                          SILVERSTREAM SOFTWARE, INC.

     SilverStream is a leading provider of solutions for building, deploying and managing large-scale Internet, e-commerce, business-to-business, enterprise portal and intranet applications. The advantages of Web-based technology are driving the creation of a new generation of business-transforming software programs. These powerful Web-based programs, or Web applications, link a broad universe of customers, vendors, employees and partners with multiple, diverse data sources. We believe our products and services help our customers to rapidly develop Web applications that are scalable, reliable and secure. Using our products and services, organizations can create and deploy robust Web applications in diverse areas such as e-commerce, business-to-business commerce, enterprise portals, employee self-service, supply chain management and customer service.

     We accelerate customer success through several enterprise-class offerings. The SilverStream Application Server offers customers a proven, scalable and reliable platform with comprehensive support for the Java2 Enterprise Edition
(J2EE) standard, plus value-add features for rapid application development and deployment. Advanced ePortal and XML-based integration solutions, with the SilverStream Application Server or other best-of-breed, standards-based application servers as a foundation, drives our customer success with e-business initiatives. A brief summary of each product offering is as follows:

     APPLICATION SERVER

        The SilverStream Application Server allows corporations to build and deploy complex Java and HTML applications on which they can run their businesses. It is designed and optimized for the intra/Inter/extranet, and delivers both client- and server-side Java and client-side HTML. The SilverStream Application Server is one of the first application servers to tightly integrate business logic, extensive database access, content creation, publishing, collaboration and communications in one solution. The comprehensive solution is designed to make developers productive with its tightly integrated design tools that lets them build secure enterprise Web applications utilizing the power of a database to store, retrieve and manipulate content and data.

     XCOMMERCE

        The recently released xCommerce products are designed specifically to permit business analysts and software engineers to rapidly enable their proprietary systems for XML integration, map the data flows of those systems to other XML-enabled applications and manage the runtime environment through which integrated applications interoperate. By leveraging the enormous power of XML, winning enterprises are forging a new generation of connections with customers, suppliers and business partners.

     SILVERSTREAM EPORTAL

        In addition to the xCommerce products, we have recently announced the release of an end-to-end portal solution -- comprehensive consulting services, along with the SilverStream Enterprise Portal Framework and component technologies -- built on top of the SilverStream Application Server. This framework is a Web application that provides an integrated, personalized view of all applications and information an employee, customer and partner need on a regular basis.

     All of the above product offerings also include comprehensive application engineering, implementation, training and support services to help ensure the successful development and implementation of Web applications by our customers.

     We market our products and services globally through our direct sales force and a network of independent software vendors, value-added resellers and consulting partners. To date, we have licensed the SilverStream Application Server to over 1,000 customers in a wide variety of industries, including communication, financial services, government, manufacturing, oil and gas, pharmaceutical, technology and transportation.

     We are a Delaware corporation. Our principal executive offices are located at Two Federal Street, Billerica, Massachusetts 01821 and our telephone number is (978) 262-3000. Our World Wide Web site address is www.silverstream.com. The information in the Web site is not incorporated by reference into this prospectus.

     SilverStream(R) is our registered trademark and SilverStream Application Server, ObjectEra, eObject, xCommerce, jBroker and the SilverStream logo are our trademarks. This prospectus also contains trademarks and trade names of other companies.

                                  THE OFFERING

Common stock offered by
 selling stockholders.........   286,373 shares

Use of proceeds...............   We will not receive any proceeds from the sale
                                 of shares in this offering

Nasdaq National Market
symbol........................   SSSW

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

     WE HAVE INCURRED SUBSTANTIAL LOSSES, WE EXPECT CONTINUED LOSSES AND CONTINUED LOSSES WILL HARM OUR BUSINESS.

     We have never been profitable. Our failure to significantly increase our revenue would seriously harm our business and operating results. We have experienced operating losses in each quarterly and annual period since inception and we expect to incur significant losses in the future. We incurred net losses of $952,000 for the period ended December 31, 1996, $8.3 million for the year ended December 31, 1997, $12.9 million for the year ended December 31, 1998 and $22.3 million for the year ended December 31, 1999. As of June 30, 2000, we had an accumulated deficit of $58.3 million. We expect to significantly increase our research and development, sales and marketing and general and administrative expenses in future periods. As a result, we will need to significantly increase our quarterly revenue to achieve and maintain profitability. If our revenue grows more slowly than we anticipate or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenue, our business will be materially and adversely affected.

     WE EXPECT TO DEPEND ON OUR APPLICATION SERVER AND RELATED SERVICES FOR SUBSTANTIALLY ALL OF OUR REVENUE FOR THE FORESEEABLE FUTURE AND IF OUR APPLICATION SERVER DOES NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE, OUR BUSINESS AND RESULTS OF OPERATIONS WILL SUFFER.

     We expect to continue to derive substantially all of our revenue from our SilverStream Application Server and related products and services. Failure to achieve broad market acceptance of the SilverStream Application Server, or a decline in the price of, or demand for, our Application Server and related products and services would seriously harm our business and operating results. We cannot predict the level of market acceptance that will be achieved or maintained by our products and services.

     OUR BUSINESS WILL SUFFER IF WE DO NOT SUCCESSFULLY INTRODUCE ENHANCEMENTS TO OUR APPLICATION SERVER.

     Our future financial performance will depend significantly on revenue from future enhancements to our product offerings that we are currently developing. Any delay or difficulties in completing these enhancements would seriously harm our business and operating results. We have recently released Version 3.5 of our Application Server, which includes new functionality including improvements to the programming environment as well as improved support for computing standards, such as Enterprise JavaBeans and Java2, and third-party development tools. The new version will also provide a highly visual development and deployment environment for Linux desktops. We also recently announced the availability of SilverStream ePortal, a complete suite of eCRM (Electronic Customer Relationship Management) software for building e-business solutions. SilverStream ePortal allows businesses to quickly implement advanced commerce and business-to-business Web sites that provide a rich, personalized experience for visitors. Lastly, SilverStream just announced the general availability of xCommerce, a family of B2B integration server products that leverages the power of XML (extensible markup language), enabling companies to quickly build, integrate and deploy powerful eCommerce applications. We cannot be certain that enhanced versions of the SilverStream Application Server or new and enhanced versions of these other products and any complementary products will meet customer performance needs or expectations when shipped or that new versions will be free of significant software defects or bugs.

     WE HAVE ONLY BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME AND YOUR BASIS FOR EVALUATING US IS LIMITED.

     We began commercial shipments of our first software products in November 1997. You must consider the risks, expenses and uncertainties that an early stage company like ours faces, particularly in the new and rapidly evolving Internet market. Because we have only recently commenced commercial sales, our past results and rates of growth may not be meaningful and you should not rely on them as an indication of our future performance.

     OUR LIMITED OPERATING HISTORY MAKES FORECASTING DIFFICULT AND THE FAILURE TO MEET EXPECTATIONS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     As a result of our limited operating history, it is difficult to forecast accurately our revenues, and we have limited meaningful historical financial data upon which to base planned operating expenses. If we do not achieve our expected revenues, our operating results will be below our expectations and the expectations of investors and market analysts, which could cause the price of our common stock to decline. Specifically, we were founded in May 1996, and began shipping our first products, the SilverStream Application Server 1.0 and related software development tools, in November 1997. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are and will continue to be fixed in the short-term. The revenue and income potential of our products and business are unproven and the market that we are addressing is rapidly evolving.

     THE MARKET FOR OUR PRODUCTS IS EMERGING AND OUR BUSINESS WILL SUFFER IF IT DOES NOT DEVELOP AS WE EXPECT.

     The market for Web application server software has only recently begun to develop, is rapidly evolving and will likely have an increasing number of competitors. We cannot be certain that a viable market for our products will emerge or be sustainable. If the application server market fails to develop, or develops more slowly than expected, our business and operating results would be seriously harmed.

     THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

     Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future, making it difficult to predict future performance. These variations result from a number of factors, many of which are outside of our control. Because of this difficulty in predicting future performance, our operating results will likely fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

     Although we have limited historical financial data, we believe that our quarterly operating results may experience seasonal fluctuations. For instance, quarterly results may fluctuate based on our clients' calendar year budgeting cycles, deferral of customer orders in anticipation of product enhancements or new products, slow summer purchasing patterns in Europe and our compensation policies that tend to compensate sales personnel, typically in the latter half of the year, for achieving annual quotas.

     WE DEPEND ON INCREASED BUSINESS FROM OUR CURRENT AND NEW CUSTOMERS AND IF WE FAIL TO GROW OUR CUSTOMER BASE OR GENERATE REPEAT BUSINESS, OUR OPERATING RESULTS COULD BE HARMED.

     If we fail to grow our customer base or generate repeat and expanded business from our current and new customers, our business and operating results would be seriously harmed. Most of our customers initially make a limited purchase of our products and services for pilot programs. Many of these customers may not choose to purchase additional licenses to expand their use of our products. Many of these customers have not yet developed or deployed initial applications based on our products. If these customers do not successfully develop and deploy such initial applications, they may choose not to purchase deployment licenses or additional development licenses. Our business model depends on the expanded use of our products within our customers' organizations.

     In addition, as we introduce new versions of our products or new products, our current customers may not require the functionality of our new products and may not ultimately license these products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively impact our future services revenue. In addition, if customers elect not to renew their maintenance agreements, our services revenue could be significantly adversely affected.

     OUR MARKETS ARE HIGHLY COMPETITIVE AND OUR FAILURE TO COMPETE SUCCESSFULLY WILL LIMIT OUR ABILITY TO RETAIN AND INCREASE OUR MARKET SHARE.

     Our markets are new, rapidly evolving and highly competitive, and we expect this competition to persist and intensify in the future. Our failure to maintain and enhance our competitive position will limit our ability to retain and increase our market share resulting in serious harm to our business and operating results.

     Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies have more extensive customer bases, broader customer relationships and broader industry alliances that they could leverage, including relationships with many of our current and potential customers. These companies also have significantly more established customer support and professional services organizations. In addition, these companies may adopt aggressive pricing policies, may bundle their competitive products with broader product offerings or may introduce new products and enhancements.

     OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO PREDICT OUR QUARTERLY
RESULTS.

     A customer's decision to purchase our products typically involves a significant decision by the prospective customer's senior information technology managers, as the customer applications to be built and deployed using our products are generally critical to the customer's business. We generally need to educate potential customers on the use and benefits of an application server and on the performance features of the SilverStream Application Server. Our long sales cycle makes it difficult to predict the quarter in which sales may occur. The sale of our products is also subject to delays from the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant information technology purchasing decisions. For example, customers frequently begin by evaluating our products on a limited basis and devote time and resources to testing our products before they decide whether or not to purchase a license for deployment. Customers may also defer orders as a result of anticipated releases of new products or enhancements by us or our competitors.

     FAILURE TO DEVELOP AND EXPAND OUR SALES AND MARKETING CAPABILITIES WOULD HARM OUR BUSINESS.

     We need to expand our sales and marketing operations in order to increase market awareness of our products, market the SilverStream Application Server to a greater number of organizations and generate increased revenue. However, competition for qualified sales personnel is intense and we may not be able to hire enough qualified individuals in the future. If we are unable to attract or retain such qualified sales personnel, our business and operating results would be seriously harmed. Our products and services require a sophisticated sales effort targeted at senior information technology management of our prospective customers. New hires require extensive training and typically require at least six months to achieve full productivity. We have limited experience managing a large, expanding and geographically dispersed direct sales force. In addition, we have limited experience marketing our products broadly to a large number of potential customers.

     FAILURE TO MAINTAIN EXISTING, OR INCREASE THE NUMBER OF, THIRD-PARTY DISTRIBUTION RELATIONSHIPS MAY LIMIT OUR ABILITY TO PENETRATE THE MARKET.

     We have a limited number of third-party distribution agreements and we may not be able to increase the number of our distribution relationships or maintain our existing relationships. Our failure to increase the number of our distribution relationships or maintain our existing relationships may limit our ability to penetrate the market. Our current agreements with our distribution partners do not prevent these companies from selling products of other companies, including products that may compete with our products, and do not generally require these partners to purchase minimum quantities of our products. These distributors could give higher priority to the products of other companies or to their own products, than they give to our products. As a result, the loss of, or a significant reduction in, sales volume to our current or future distribution partners could seriously harm our revenue and operating results. In addition, a significant increase in sales through these channels could also negatively impact our gross margins, as sales through these channels generally have lower revenue per unit than direct sales.

     FAILURE TO EXPAND OUR SERVICES OFFERINGS WOULD HARM OUR BUSINESS.

     We believe that growth in our product sales depends on our ability to provide our customers with comprehensive services, including application engineering, implementation, training and support, and to educate third-party resellers, instructors and consultants on how to provide similar services. If we fail to attract, train and retain the skilled persons who deliver these services, our business and operating results would be harmed. We plan to increase the number of our services personnel to meet these needs. However, competition for qualified service personnel is intense and we may not be able to attract, train or retain the number of highly qualified service personnel that our business needs.

     We expect our services revenue to increase in dollar amount as we continue to provide consulting, education and technical support services that complement our products and as our installed base of customers grows. However, our cost of providing such services as a percentage of revenue from these services can be expected to vary significantly from period to period depending on the mix of services we provide, whether such services are provided by us or third-party contractors and the extent to which these services are used.

     WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM OUR BUSINESS.

     To be successful, we believe we must expand our international operations. Therefore, we expect to commit significant resources to expand our international sales and marketing activities. However, we may not be able to maintain or increase market demand for our products which may harm our business. We are increasingly subject to a number of risks associated with international business activities which may increase our costs, lengthen our sales cycle and require significant management attention. These risks generally include:

     - increased expenses associated with customizing products for foreign countries;

     - general economic conditions in our international markets;

     - currency exchange rate fluctuations;

     - unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

     - tariffs, export controls and other trade barriers;

     - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings; and

     - the risks related to the recent global economic turbulence and adverse economic circumstances in Asia.

     OUR FUTURE SUCCESS DEPENDS ON CONTINUED USE OF THE INTERNET AND GROWTH OF ELECTRONIC BUSINESS.

     Our future success depends heavily on the acceptance and wide use of the Internet for electronic business. If electronic business does not continue to grow or grows more slowly than expected, demand for our products and services will be reduced. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies, insufficient commercial support or privacy concerns. The Internet's infrastructure may not be able to support the demands placed on it by increased usage. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased governmental regulation, could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols and complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

     IF WE FAIL TO RESPOND TO RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, OUR PRODUCTS MAY BECOME OBSOLETE.

     The markets for our products and services are marked by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. New products based on new technologies or new industry standards may quickly render an existing product obsolete and unmarketable. Any delays in our ability to develop and release enhanced or new products could seriously harm our business and operating results. Our technology is complex, and new products and product enhancements can require long development and testing periods. Our failure to conform to prevailing standards could have a negative effect on our business and operating results.

     IN ORDER TO MANAGE OUR GROWTH AND EXPANSION, WE WILL NEED TO IMPROVE OUR MANAGEMENT AND OPERATIONAL SYSTEMS ON A TIMELY BASIS.

     We have expanded our operations rapidly since inception. We intend to continue to expand in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on management and operational resources. To be successful, we will need to implement additional management information systems, improve our operating, administrative, financial and accounting systems, procedures and controls, train new employees and maintain close coordination among our executive, engineering, professional services, accounting, finance, marketing, sales and operations organizations. In addition, our growth has resulted, and any future growth will result, in increased responsibilities for management personnel.

     FAILURE TO RETAIN AND ATTRACT KEY PERSONNEL WOULD HARM OUR BUSINESS.

     Our success depends largely on the skills, experience and performance of the members of our senior management and other key personnel, including our Chairman, David Skok, and our President and Chief Executive Officer, David Litwack. If we lose one or more of the members of our senior management or other key employees, our business and operating results could be seriously harmed. In addition, our future success will depend largely on our ability to continue attracting, training, motivating and retaining highly skilled personnel. None of our senior management or other key personnel is bound by an employment agreement. Like other software companies in the Boston, Massachusetts area, we face intense competition for qualified personnel including software engineering, service and support, and sales and marketing personnel.

     WE INCLUDE THIRD-PARTY SOFTWARE AND TECHNOLOGY IN OUR PRODUCTS AND OUR BUSINESS WOULD BE HARMED IF WE WERE UNABLE TO CONTINUE USING THIS THIRD-PARTY SOFTWARE AND TECHNOLOGY.

     Our products integrate third-party text search, object middleware, compiler, encryption, transaction processing and monitoring, Java virtual machine and database technology and products. There are inherent limitations in the use and capabilities of much of the technology that we license from third parties. Our business would be seriously harmed if the providers from whom we license software and technology ceased to deliver and support reliable products, enhance their current products in a timely fashion or respond to emerging industry standards. In addition, the third-party software may not continue to be available to us on commercially reasonable terms or at all. For example, we license some of the components of our products from limited or sole source suppliers, including encryption technology which we license from RSA Data Security. Many of these licenses are subject to periodic renewal. The loss of, or inability to maintain or obtain, this software for any reason could result in significant shipment delays or reductions. Furthermore, we might be forced to limit the features available in our current or future product offerings. Either alternative could seriously harm our business and operating results.

     Almost all of our products are written in Java and require a Java virtual machine made available by Sun Microsystems in order to operate. Sun may not continue to make the Java virtual machines available at commercially reasonable terms or at all. Furthermore, if Sun were to make significant changes to the Java language or its Java virtual machines, or fail to correct defects and limitations in these products, our ability to continue to improve and ship our products could be impaired. In the future, our customers may also require the ability to deploy our products on platforms for which technically acceptable Java implementations either do not exist or are not available on commercially reasonable terms.

     WE MAY NOT ACHIEVE THE EXPECTED BENEFITS OF OUR RECENT ACQUISITIONS.

     In December 1999, we acquired ObjectEra, Inc., a developer of object request broker computer products, and GemLogic, Inc., a developer of XML integration server technology. This year, we acquired Power 2000, Inc., an e-Business service provider, eObject, Inc., the developer of "enTellect," a java based framework for the access, control, personalization and metering of corporate resources and Excelnet Systems Limited, an e-Business service provider. Our failure to successfully address the risks associated with these acquisitions could have a material adverse effect on our ability to develop and market products based on the acquired technologies. We have recently developed enhanced features to our Application Server and complementary products based on the acquired technologies, and will continue to devote significant resources to product development, sales and marketing. The success of these acquisitions will depend on our ability to continue to:

     - successfully integrate and manage the acquired operations;

     - retain the software developers and other key employees of ObjectEra, GemLogic, Power 2000, eObject and Excelnet;

     - develop, integrate and market products and product enhancements based on the acquired technologies; and

     - control costs and expenses as well as demands on our management associated with the acquisitions.

     If we are unable to successfully develop and market products and product enhancements as a result of these acquisitions, we may not achieve enhanced revenue or other anticipated benefits from our acquisitions.

     ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND CONSEQUENTLY HARM OUR FINANCIAL CONDITION.

     In order to remain competitive, we may find it necessary to acquire additional businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition, or integrate the acquired business, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business will cause significant diversions of management time and resources. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, your equity could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash to consummate an acquisition. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would seriously harm our operating results.

     OUR SOFTWARE PRODUCTS MAY CONTAIN ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUES, DELAYED OR LIMITED MARKET ACCEPTANCE OR PRODUCT LIABILITY CLAIMS WITH SUBSTANTIAL LITIGATION COSTS.

     Complex software products like ours can contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Defects or errors in current or future products, including our SilverStream Application Server Version 3.5, could result in lost revenue or a delay in market acceptance, which would seriously harm our business and operating results. We have in the past discovered software errors in our new releases and new products after their introduction and expect that this will continue. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects.

     As many of our customers use our products for business-critical applications, errors, defects or other performance problems could result in financial or other damage to our customers and could significantly impair their operations. Our customers could seek damages for losses related to any of these issues. A product liability claim brought against us, even if not successful, would likely be time consuming and costly to defend and could adversely affect our marketing efforts.

     OUR BUSINESS MAY SUFFER IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY.

     We have no patents, and none may be issued from our existing patent applications. We rely on a combination of contractual provisions, confidentiality procedures, and patent, trademark, trade secret and copyright laws to protect the proprietary aspects of our technology. These legal protections afford only limited protection and competitors may gain access to our intellectual property which may result in the loss of our customers. In addition, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use our proprietary information. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Any litigation could result in substantial costs and diversion of resources with no assurance of success and could seriously harm our business and operating results. In addition, we sell our products internationally, and the laws of many countries do not protect our proprietary rights as well as the laws of the United States. Our future patents, if any, may be successfully challenged or may not provide us with any competitive advantages.

     We obtain a major portion of our software license revenue from licensing our products under standardized "shrink wrap" and "click-wrap" agreements that our customers do not sign. If any of these agreements were deemed unenforceable, those customers may seek to use and copy our technology without appropriate limitations.

     WE COULD INCUR SUBSTANTIAL COSTS DEFENDING OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT OR A CLAIM OF INFRINGEMENT.

     Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results would be significantly harmed. Companies in the software market and the Internet market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. We have been subject to such claims in the past. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources with no assurance of success. Intellectual property litigation or claims could force us to do one or more of the following:

     - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms; and

     - redesign products or services.

RISKS RELATED TO THIS OFFERING

     OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

     The market price of our common stock has been highly volatile and has fluctuated significantly in the past. The market price of our common stock may continue to fluctuate significantly in response to the following factors, some of which are beyond our control:

     - Variations in our quarterly operating results;

     - Changes in securities analysts' estimates of our financial performance;

     - Changes in market valuations of similar companies;

     - Announcements by us or our competitors of new or enhanced products or significant contracts, acquisitions or strategic partnerships;

     - Additions or departures of key personnel; and

     - Future sales of our common stock or other securities.

     WE MAY INCUR SIGNIFICANT COSTS FROM CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

     OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY SHARES BECOMING AVAILABLE FOR SALE.

     Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

     PURCHASERS IN THIS OFFERING WILL INCUR IMMEDIATE, SUBSTANTIAL DILUTION.

     The public offering price of our common stock in this offering is substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution. In the past, we issued options to acquire common stock at prices significantly below the anticipated public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering.

     ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY.

     Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

     INSIDERS HAVE SUBSTANTIAL INFLUENCE OVER SILVERSTREAM AND COULD DELAY OR PREVENT A CHANGE IN CORPORATE CONTROL.

     Our executive officers, directors and principal stockholders beneficially own, in the aggregate, approximately 30% of our outstanding common stock. As a result, these stockholders have the ability to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of SilverStream.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

     We issued the shares of common stock covered by this prospectus in private placements in connection with our acquisition of GemLogic on December 13, 1999, our acquisition of Power 2000 on March 31, 2000, our acquisition of eObject on April 6, 2000 and our acquisition of Excelnet on August 11, 2000. The following table sets forth, to our knowledge, certain information about the selling stockholders as of September 1, 2000.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after September 1, 2000 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                           SHARES OF COMMON                        SHARES OF COMMON
                                                 STOCK                                STOCK TO BE
                                          BENEFICIALLY OWNED                      BENEFICIALLY OWNED
                                               PRIOR TO                                  AFTER
                                               OFFERING        NUMBER OF SHARES       OFFERING(1)
                                          -------------------  OF COMMON STOCK    -------------------
      NAME OF SELLING STOCKHOLDER         NUMBER   PERCENTAGE   BEING OFFERED     NUMBER   PERCENTAGE
      ---------------------------         ------   ----------  ----------------   ------   ----------
Former stockholders of GemLogic, Inc.:
  Christopher C. Keller.................  46,228       *            11,891        34,337       *
  Frederick S. Holahan Jr...............  44,228       *             9,891        34,337       *
Former stockholders of Power 2000, Inc.:
  Donald Peterson.......................  96,480       *            48,240        48,240       *
  Ryan Peterson.........................  5,360        *             2,680        2,680        *
  Michael Peterson......................  5,360        *             2,680        2,680        *
  David Spata...........................  13,400       *             6,700        6,700        *
  Michael Courtin.......................  13,400       *             6,700        6,700        *
Former stockholders of eObject, Inc.:
  Austin Andruss........................  2,122        *               849        1,273        *
  J. Neil and Cynthia W. Benney, Jr.....  2,122        *               849        1,273        *
  Craig Borden..........................  2,122        *               849        1,273        *
  John Bridges..........................  2,122        *               849        1,273        *
  Jeffrey C. Broberg....................  78,516       *            31,406        47,110       *
  Jeffrey C. and Nancy A. Broberg.......  27,587       *            11,035        16,552       *
  The Broberg Family Trust..............  2,122        *               849        1,273        *
  Francis A. Chamberland................  4,244        *             1,698        2,546        *
  Sada Chidambaram......................  6,366        *             2,546        3,820        *
  Stephen Craig.........................  23,343       *             9,337        14,006       *
  Stephen and Amber Strasser Craig......  12,733       *             5,093        7,640        *

                                           SHARES OF COMMON                        SHARES OF COMMON
                                                 STOCK                                STOCK TO BE
                                          BENEFICIALLY OWNED                      BENEFICIALLY OWNED
                                               PRIOR TO                                  AFTER
                                               OFFERING        NUMBER OF SHARES       OFFERING(1)
                                          -------------------  OF COMMON STOCK    -------------------
      NAME OF SELLING STOCKHOLDER         NUMBER   PERCENTAGE   BEING OFFERED     NUMBER   PERCENTAGE
      ---------------------------         ------   ----------  ----------------   ------   ----------
  Domenic E. and Janet M. D'Eramo.......  8,488        *             3,395        5,093        *
  Joseph D'Eramo........................  2,122        *               849        1,273        *
  Denise J. Dean........................  2,759        *             1,104        1,655        *
  Catherine L. Emery....................  2,122        *               849        1,273        *
  Deborah N. Emery......................  2,122        *               849        1,273        *
  Donald K. Emery.......................  70,028       *            28,011        42,017       *
  John A. Emery.........................  10,610       *             4,244        6,366        *
  Martin E. Harper......................  2,122        *               849        1,273        *
  Donna J. Johnson......................  2,122        *               849        1,273        *
  Peter Johnson.........................  2,122        *               849        1,273        *
  Terence A. Johnson....................  2,122        *               849        1,273        *
  Matthew K. Kelley.....................  2,122        *               849        1,273        *
  Lou E. Bonczek and Mary E. Makela.....  2,122        *               849        1,273        *
  Mary E. Makela........................  1,273        *               509          764        *
  Susan L. McConologue..................  10,610       *             4,244        6,366        *
  Catherine M. Mitchell.................  9,337        *             3,735        5,602        *
  Colin W. Murphy.......................  6,366        *             2,546        3,820        *
  John W. Murphy........................  63,662       *            25,465        38,197       *
  Meghann L. Murphy.....................  2,122        *               849        1,273        *
  John J. O'Connor......................  16,977       *             6,791        10,186       *
  William F. O'Toole....................  8,488        *             3,395        5,093        *
  Maria O. Russo........................  2,122        *               849        1,273        *
  William T. Schnieders.................  4,244        *             1,698        2,546        *
  John T. Shields.......................  2,122        *               849        1,273        *
  Robert Shields........................  2,122        *               849        1,273        *
  John Sloane...........................  46,686       *            18,674        28,012       *
  Louis B. Strasser.....................  4,244        *             1,698        2,546        *
  Thomas J. Villiotte...................  2,759        *             1,104        1,655        *
  Donald E. Willoughby..................  4,244        *             1,698        2,546        *
  Valerie Schmidt.......................  3,820        *             1,528        2,292        *
  Gerald Gauthier.......................  3,183        *             1,273        1,910        *
  Gregg McMullin........................  1,910        *               764        1,146        *
  Peter O'Toole.........................    637        *               255          382        *
  Carol Connolly........................    106        *                42           64        *
  Matthew Moore.........................     43        *                17           26        *
  Hill & Barlow.........................  2,122        *               849        1,273        *
Former stockholders of Excelnet Systems
  Limited:
  Andrew Paul Kennedy...................  16,310       *             4,078        12,232       *
  David John Stone......................  16,310       *             4,078        12,232       *

---------------
* Less than one percent.

(1) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we can not estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

     None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that the selling stockholders have been employed by us and/or GemLogic, Power 2000, eObject and Excelnet. In connection with our acquisition of Excelnet, we entered into service agreements with David John Stone and Andrew Paul Kennedy, formerly the stockholders of Excelnet, under which each will perform certain services for us for a term of two years.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     - in privately negotiated transactions; and

     - in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) August 11, 2001.

                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                    EXPERTS

     The consolidated financial statements of SilverStream Software, Inc. appearing in SilverStream Software, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus:

     (1) Our Annual Report on Form 10-K for the year ended December 31, 1999;

     (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000;

     (3) Our Current Report on Form 8-K filed on April 19, 2000, as amended by a Form 8-K/A filed on June 20, 2000;

     (4) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

     (5) The description of our common stock contained in our Registration Statement on Form 8-A dated August 9, 1999.

     You may request a copy of these documents, which will be provided to you at no cost, by contacting:

         SilverStream Software, Inc.
         Two Federal Street
         Billerica, MA 01821
         Attention: Chief Financial Officer
         Telephone: (978) 262-3000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by SilverStream Software, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee -- Securities and Exchange Commission............  $ 2,251.54
Legal fees and expenses.....................................  $20,000.00
Accounting fees and expenses................................  $ 2,000.00
Miscellaneous expenses......................................  $        0
          Total Expenses....................................  $24,251.54
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article SEVENTH of the Registrant's Second Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article EIGHTH of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant naming him as a party by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer in advance of the final disposition of a legal proceeding, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article EIGHTH of the Restated Certificate further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Registrant has obtained liability insurance for its officers and directors.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 2.1(1)  Agreement and Plan of Merger, dated December 13, 1999, by and among the Registrant, SilverStream Acquisition
         Corporation and GemLogic, Inc.
 2.2(1)  Stock Purchase Agreement, dated December 13, 1999, by and among the Registrant, ObjectEra, Inc. and the Stockholders of ObjectEra, Inc.
 2.3(2)  Agreement and Plan of Merger, dated April 5, 2000, by and among Registrant, eObject Acquisition Corp., eObject, Inc.
         and the Major Stockholders and Indemnification
         Representatives named therein.
 4.1(3)  Specimen common stock certificate.
 4.2(4)  Second Amended and Restated Certificate of Incorporation of
         the Registrant.
 4.3(4)  Amended and Restated By-laws of the Registrant.
 5.1     Opinion of Hale and Dorr LLP.
23.1     Consent of Ernst & Young LLP
23.2     Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
24.1     Power of Attorney (See page II-4 of this Registration
         Statement).

---------------
(1) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 1999.

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2000.

(3) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-80553).

(4) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-94103).

ITEM 17. UNDERTAKINGS.

     Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, Commonwealth of Massachusetts, on September 1, 2000.

                                          SILVERSTREAM SOFTWARE, INC.

                                          By: /s/ CRAIG A. DYNES

                                            ------------------------------------
                                            Craig A. Dynes
                                            Vice President, Chief Financial
                                            Officer, Treasurer and Secretary

                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of SilverStream Software, Inc., hereby severally constitute and appoint David R. Skok, David A. Litwack and Craig A. Dynes and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable SilverStream Software, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
/s/ DAVID R. SKOK                              Chairman of the Board of Directors    September 1, 2000
---------------------------------------------
David R. Skok

/s/ DAVID A. LITWACK                           President, Chief Executive Officer    September 1, 2000
---------------------------------------------  and Director
David A. Litwack                               (Principal Executive Officer)

/s/ CRAIG A. DYNES                             Vice President, Chief Financial       September 1, 2000
---------------------------------------------  Officer, Treasurer and Secretary
Craig A. Dynes                                 (Principal Financial and Accounting
                                               Officer

/s/ TIMOTHY BARROWS                            Director                              September 1, 2000
---------------------------------------------
Timothy Barrows

/s/ RICHARD A. D'AMORE                         Director                              September 1, 2000
---------------------------------------------
Richard A. D'Amore

/s/ PAUL J. SEVERINO                           Director                              September 1, 2000
---------------------------------------------
Paul J. Severino

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 2.1(1)  Agreement and Plan of Merger, dated December 13, 1999, by and among the Registrant, SilverStream Acquisition
         Corporation and GemLogic, Inc.
 2.2(1)  Stock Purchase Agreement, dated December 13, 1999, by and among the Registrant, ObjectEra, Inc. and the Stockholders of ObjectEra, Inc.
 2.3(2)  Agreement and Plan of Merger, dated April 5, 2000, by and among Registrant, eObject Acquisition Corp., eObject, Inc.
         and the Major Stockholders and Indemnification
         Representatives named therein.
 4.1(3)  Specimen common stock certificate.
 4.2(4)  Second Amended and Restated Certificate of Incorporation of
         the Registrant.
 4.3(4)  Amended and Restated By-laws of the Registrant.
 5.1     Opinion of Hale and Dorr LLP.
23.1     Consent of Ernst & Young LLP
23.2     Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
24.1     Power of Attorney (See page II-4 of this Registration
         Statement).

---------------
(1) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 1999.

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2000.

(3) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-80553).

(4) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-94103).